Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	January 27, 2019	January 28, 2018

Cash flows from operating activities:
Net income	$7,768	$9,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,781	22,363
Changes in operating assets, liabilities and other	(45,835)	(982)

Net cash (used in) provided by operating activities	(19,286)	30,862

Cash flows from investing activities:
Purchases of property, plant and equipment	(106,925)	(10,995)
Government incentive	5,029	-
Other	19	(145)

Net cash used in investing activities	(101,877)	(11,140)

Cash flows from financing activities:
Contribution from noncontrolling interest	29,394	11,998
Proceeds from long-term debt	28,180	-
Repayments of long-term debt	-	(1,381)
Dividends paid to noncontrolling interests	(26,102)	-
Purchase of treasury stock	(10,696)	-
Proceeds from share-based arrangements	650	798
Other	(45)	(261)

Net cash provided by financing activities	21,381	11,154

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,961	9,767

Net (decrease) increase in cash, cash equivalents, and restrcited cash	(96,821)	40,643
Cash, cash equivalents, and restricted cash, beginning of period	331,989	310,936

Cash, cash equivalents, and restricted cash, end of period	$235,168	$351,579